Madrigal Pharmaceuticals Reports Fourth-Quarter and Full-Year 2025 Financial Results

•Fourth-quarter and full-year 2025 Rezdiffra® (resmetirom) net sales of $321.1 million and $958.4 million, respectively
•As of year-end 2025, more than 36,250 patients on Rezdiffra
•Built industry-leading MASH pipeline with more than 10 programs at multiple stages of development
•Reports cash, cash equivalents, restricted cash and marketable securities of $988.6 million as of Dec. 31, 2025
•Company to host conference call today, Feb. 19, 2026, at 8 a.m. EST

CONSHOHOCKEN, Pa., Feb. 19, 2026 – Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today reports fourth-quarter and year-end 2025 financial results and provides corporate updates.

Bill Sibold, Chief Executive Officer of Madrigal, stated: “2025 marked a defining year for Madrigal. We solidified our position as the undisputed leader in MASH highlighted by nearly $1 billion in Rezdiffra sales in its first full year of launch. And we’re just getting started – having penetrated only a fraction of a market that we believe has decades of growth ahead. We believe 2026 will be even more exciting where we expect another year of robust net sales growth driven by broad first-line access, increasing disease awareness and the outstanding real-world experience with Rezdiffra reported by patients and providers.”

Sibold continued: “We are shaping the future of MASH by advancing the science to deliver new innovations for patients. Just a year ago, we were a single-product company, and today we have a pipeline with more than 10 programs that we believe will define the future of MASH treatment. Our priorities are clear – deliver first-to-market outcomes data in F4c, further characterize the benefits of Rezdiffra through evidence generation and usher in an era of combination medicines anchored by Rezdiffra as the foundation that address the full spectrum of patient needs.”

Recent Corporate Updates
•Licensed global rights to six pre-clinical siRNA programs, providing potential for an effective, genetically targeted treatment approach for patients with MASH
◦Small interfering RNAs (siRNAs) offer a precision approach to gene silencing in MASH by selectively reducing the production of disease-driving proteins. By pairing this precise gene-silencing approach with Rezdiffra, Madrigal aims to explore whether reducing key drivers of disease at the genetic level can complement Rezdiffra’s therapeutic effects.
◦IND-enabling activities in initial candidates will begin in 2026.
•Expanded MASH pipeline with exclusive global license agreement for ervogastat, a phase 2 oral DGAT-2 inhibitor
◦DGAT-2 inhibition represents a complementary mechanism that offers the potential for additive clinical benefit when combined with Rezdiffra, a thyroid hormone receptor-β (THR-β) agonist.
◦Data from Phase 2 trials of ervogastat demonstrated impressive reductions in MRI-PDFF with 72% of patients treated with ervogastat (150mg) achieving at least a 30% reduction in liver fat, and 61% achieving at least a 50% reduction.
◦Madrigal plans to conduct a drug-to-drug interaction study with Rezdiffra and consult with the FDA on design of a Phase 2 combination trial this year.

2025 Highlights
•Secured Orange Book listed Rezdiffra patent, providing protection into 2045
◦Patent entitled, “Methods for treating a fatty liver disease” (U.S. Patent No. 12,377,104) that covers the FDA-approved use of Rezdiffra with claims directed to Rezdiffra’s commercial weight-threshold dosing regimen as prescribed in the FDA-approved label was listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book, in August 2025.
•Licensed global rights to oral GLP-1 (MGL-2086) to combine with Rezdiffra
◦Madrigal licensed global rights to an oral glucagon-like peptide-1 (GLP-1) receptor agonist and orforglipron derivative in September 2025. The global license agreement supports Madrigal’s strategy to develop innovative combination treatments for MASH, anchored by its foundational therapy, Rezdiffra.
◦MGL-2086 is expected to enter the clinic in the second quarter of 2026.
•Presented two-year data at EASL and AASLD from the active-treatment open-label extension (OLE) F4c cohort of the NAFLD-1 trial
◦Rezdiffra treatment significantly improved liver stiffness, fibrosis biomarkers, and markers of clinically significant portal hypertension (CSPH) risk in patients with compensated MASH cirrhosis (F4c).
◦65% of patients with CSPH at baseline moved into lower risk categories by year two.
◦Baseline characteristics of patients from the OLE F4c cohort are similar to patients enrolled in the ongoing MAESTRO-NASH OUTCOMES trial which is expected to read out topline data in 2027.
•Presented poster of distinction at AASLD supporting importance of staying on Rezdiffra to prevent disease progression
◦New analysis examining effects of Rezdiffra treatment demonstrated that patients who paused therapy experienced a reversal of earlier gains; findings underscored the need for sustained therapy.
•Launched Rezdiffra in Germany following European Commission approval
◦Following European Commission (EC) conditional marketing authorization in August 2025, Madrigal launched Rezdiffra in Germany in September 2025. The EC conditional marketing authorization was based on positive results from Madrigal’s pivotal Phase 3 MAESTRO-NASH trial demonstrating that Rezdiffra reduced fibrosis, resolved MASH and improved key noninvasive tests. Rezdiffra is the first and only approved therapy in the European Union for MASH.
•Secured up to $500 million in senior secured credit to advance MASH pipeline
◦In July, Madrigal entered into a senior secured credit facility with funds managed by Blue Owl Capital that provides up to $500 million to advance Madrigal’s pipeline to further extend its leadership position in MASH.

Fourth-Quarter and Full-Year 2025 Financial Results
•Total Revenues: Madrigal generated fourth-quarter and full-year 2025 net revenues of $321.1 million and $958.4 million, respectively. Net revenues in the comparable prior year periods were $103.3 million and $180.1 million, respectively.
•Operating Expenses: Fourth-quarter and full-year 2025 operating expenses were $380.7 million and $1,258.5 million, respectively, compared to $170.3 million and $678.0 million in the comparable prior year periods.
•Cost of Sales: Fourth quarter and full-year 2025 cost of sales were $24.4 million and $56.1 million, respectively, compared to $3.4 million and $6.2 million in the comparable prior year periods.

•R&D Expense: Fourth quarter and full-year 2025 R&D expense was $116.3 million and $388.5 million, respectively, compared to $25.6 million and $236.7 million in the comparable prior year periods. The full-year increase was primarily due to upfront payments for business development transactions, partially offset by a reduction in expenses related to clinical trials.
•SG&A Expense: Fourth quarter and full-year 2025 SG&A expense was $240.0 million and $813.8 million, respectively, compared to $141.2 million and $435.1 million in the comparable prior year periods. The full-year increase was primarily due to increases in commercial activities for Rezdiffra including corresponding increases in headcount.
•Interest Income: Fourth quarter and full-year 2025 interest income was $9.5 million and $37.4 million, respectively, compared to $11.1 million and $46.7 million in the comparable prior year periods. The full-year decrease was primarily due to higher principal balances and interest rates in 2024.
•Interest Expense: Fourth quarter and full-year 2025 interest expense was $8.3 million and $22.3 million, respectively, compared to $3.5 million and $14.7 million in the comparable prior year periods. The full-year increase was primarily due to a higher average outstanding principal balance after entering into the new credit facility in July 2025.
•Cash, Cash Equivalents, Restricted Cash and Marketable Securities: As of Dec. 31, 2025, Madrigal had cash, cash equivalents, restricted cash, and marketable securities of $988.6 million, compared to $931.3 million as of Dec. 31, 2024. The increase was primarily due to entering into a new credit facility in July 2025 that consisted of a $350 million initial term loan funded at closing, a portion of which was used to repay all outstanding obligations under Madrigal’s then-outstanding loan facility, offset by funding of operations.

Conference Call and Webcast
At 8 a.m. EST today, Feb. 19, Madrigal will host a webcast to review its financial and operating results and provide a general business update. To access the webcast, please visit the investor relations section of the Madrigal website or click here to register. An archived webcast will be available on the Madrigal website following the event.

About MASH
Metabolic dysfunction-associated steatohepatitis (MASH), formerly known as nonalcoholic steatohepatitis (NASH), is a serious liver disease that can progress to cirrhosis, liver failure, liver cancer, need for liver transplantation, and premature mortality. MASH is the leading cause of liver transplantation in women and the second leading cause of all liver transplantation in the U.S. It is the fastest-growing indication for liver transplantation in Europe.

Once patients progress to MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis), the risk of adverse liver outcomes increases dramatically: these patients have a 10 to 17 times higher risk of liver-related mortality as compared to patients without fibrosis. Madrigal is focused on reaching approximately 315,000 patients with moderate to advanced fibrosis who are under the care of liver specialists in the U.S.

Patients with MASH who progress to cirrhosis face a 42 times higher risk of liver-related mortality, underscoring the need to treat MASH before complications of cirrhosis develop. An estimated 245,000 patients with compensated MASH cirrhosis (consistent with F4c fibrosis) are currently under the care of liver specialists in the U.S.

As disease awareness improves and disease prevalence increases, the number of diagnosed patients with F2 to F4c MASH is growing.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra is the first and only medication approved by both the FDA and European Commission for the treatment of MASH with moderate to advanced fibrosis (F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements
This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the expected growth of Rezdiffra sales in 2026, expected commercial insurance coverage for Rezdiffra in 2026, the expected benefit of Madrigal’s recently issued patent, Madrigal’s clinical development plans and timelines for its pipeline, Madrigal’s leadership position in the MASH sector, the potential size of the MASH market and the potential benefit of Rezdiffra in patients with compensated MASH cirrhosis. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; our ability to successfully commercialize Rezdiffra in the U.S. and Europe; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of our clinical trials, including, but not limited to our ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for our trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action or of any other product candidate; market demand for and acceptance of Rezdiffra; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitors; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; our ability to protect our intellectual property rights; the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission (SEC) for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part 1A of its Annual Report on Form 10-K for the year ended December 31, 2024, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Madrigal’s website in addition to following its press releases, filings with the SEC, public conference calls, and webcasts.

Madrigal Pharmaceuticals, Rezdiffra™ and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.

Investor Contact

Tina Ventura, IR@madrigalpharma.com

Media Contact
Christopher Frates, media@madrigalpharma.com

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Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents, restricted cash and marketable securities	$ 988,649	$ 931,251
Trade receivables, net	134,476	53,822
Other current assets	122,645	47,854
Other non-current assets	13,819	9,320
Total assets	$ 1,259,589	$ 1,042,247
Liabilities and Equity		
Current liabilities	$ 310,288	$ 169,277
Long-term liabilities	346,612	118,587
Stockholders' equity	602,689	754,383
Total liabilities and stockholders' equity	$ 1,259,589	$ 1,042,247